51-102F3
MATERIAL CHANGE REPORT

Item 1 Name and Address of Company

Aduro Clean Technologies Inc. (the "Company")
542 Newbold St.
London, ON N6E 2S5

Item 2 Date of Material Change

July 23, 2024

Item 3 News Release

The news release dated July 23, 2024 was disseminated via Globe Newswire.

Item 4 Summary of Material Change

On July 23, 2024, the Company announced that it has publicly filed a registration statement on Form F-1 with the Securities and Exchange Commission (the "SEC") relating to a proposed initial public offering of its common shares in the United States (the "Offering"). In connection with the Offering, the Company has also applied to list its common shares on the NYSE American exchange ("NYSE"). In addition to, and in preparation for, the new listing on NYSE, and subject to approval by the Canadian Securities Exchange (the "CSE"), the Company will undertake a consolidation of its issued and outstanding common shares at a consolidation ratio to be determined in the coming weeks.

Item 5 Full Description of Material Change

On July 23, 2024. the Company announced that it has publicly filed a registration statement on Form F-1 with the SEC relating to the Offering. In connection with the Offering, the Company has also applied to list its common shares on the NYSE. The number of shares to be offered and the offering price for the Offering have not yet been determined. The Offering is expected to take place after the SEC completes its review process, subject to market and other customary conditions, and there can be no assurance as to whether or when the Offering may be completed, as to the actual size or terms of the Offering, or whether the common shares will be accepted for trading on the NYSE.

EF Hutton LLC is acting as sole book-running manager for proposed Offering.

The proposed Offering will be made pursuant to a prospectus. Copies of the preliminary prospectus related to the Offering, when available, may be obtained on the SEC's website, www.sec.gov, or upon request from: EF Hutton LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022.

In addition to, and in preparation for, the new listing on NYSE, and subject to approval by the CSE, the Company will undertake a consolidation of its issued and outstanding common shares at a consolidation ratio to be determined in the coming weeks.

A registration statement relating to the proposed Offering has been filed with the SEC but has not yet become effective. Securities offered under the registration statement may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This material change report does not constitute an offer to sell, or a solicitation of an offer to buy any securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

The common shares of the proposed Offering referenced above are not being offered to residents of Canada or persons in Canada. The common shares are being sold based on prospectus exemptions under applicable Canadian securities laws, and on the basis that the securities will not be distributed back into Canada.

This material change report contains forward-looking statements. All statements, other than statements of historical fact that address activities, events, or developments that the Company believes, expects, or anticipates will or may occur in the future, are forward-looking statements. The forward-looking statements reflect management's current expectations based on information currently available and are subject to a number of risks and uncertainties that may cause outcomes to differ materially from those discussed in the forward-looking statements. In this material change report, the forward looking statements include, but are not limited to, the proposed initial public offering of the Company's common shares in the United States, the registration of the Company's common shares with the SEC; a listing of the Company's common shares on the NYSE; and the implementation and details of the consolidation. Although the Company believes that the assumptions inherent in the forward-looking statements are reasonable, forward-looking statements are not guarantees of future performance and, accordingly, undue reliance should not be put on such statements due to their inherent uncertainty. Important factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to, regulatory filings may not be filed or approved on a timely basis, or at all; the Company's common shares may not be accepted for registration by the SEC on a timely basis, or at all; the Company may not proceed with the initial public offering of the Company's common shares in the United States or a listing of the Company's common shares on the NYSE on a timely basis, or at all; the Company may not implement the consolidation on a timely basis, or at all; that the Company may fail to commercialize its technology or that its technology may not be accepted commercially, for various reasons; and that other unexpected adverse market conditions may negatively affect the Company and its progress, including various other factors beyond the control of the parties. The Company expressly disclaims any intention or obligation to update or revise any forward-looking statements whether because of new information, future events, or otherwise, except as required by applicable law.

Item 6 Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

N/A

Item 7 Omitted Information

None

Item 8 Executive Officer

Ofer Vicus, Chief Executive Officer
Telephone: +1 226 784 8889

Item 9 Date of Report

July 24, 2024